Exhibit 99.3

This supplement (“Supplement”) is for informational purposes only to assist interested parties in making their own evaluation with respect to the proposed business combination (the “Business Combination”) between Crescent Acquisition Corporation (“Crescent”) and LiveVox Holdings, Inc. (“LiveVox” or the “Company”). The information contained herein does not purport to be all-inclusive and none of Crescent, the Company nor any of their respective affiliates nor any of its or their control persons, officers, directors, employees or representatives makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Supplement. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this Supplement, you confirm that you are not relying upon the information contained herein to make any decision. The reader shall not rely upon any statement, representation or warranty made by any other person, firm or corporation in making its investment or decision to invest in the Company. None of Crescent, the Company, nor any of their respective affiliates nor any of its or their control persons, officers, directors, employees or representatives, shall be liable to the reader for any information set forth herein or any action taken or not taken by any reader, including any investment in shares of Crescent or the Company.

The financial information and data contained in this Supplement is either audited in accordance with private company auditing standards or is unaudited and, in each case, does not conform to Regulation S-X or Public Company Accounting Oversight Board (“PCAOB”) standards. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in any proxy statement/prospectus to be filed with the Securities and Exchange Commission (“SEC”). In particular, this Supplement includes estimates of certain financial metrics of LiveVox had they been prepared in accordance with PCAOB standards and are based on LiveVox’s historical financials that have been prepared in accordance with private company auditing standards. LiveVox actual financial metrics when prepared and audited in accordance with PCAOB standards may differ from the financial metrics included in this Supplement, including with respect to revenue recognition and amortization of goodwill.

Additional Information about the Transaction and Where to Find It

This communication relates to the Business Combination between Crescent and the Company and may be deemed to be solicitation material in respect of the Business Combination. The Business Combination will be submitted to the stockholders of Crescent for their approval. In connection with Crescent’s stockholder vote on the Business Combination, Crescent will file a proxy statement/prospectus with the SEC. This communication is not a substitute for the proxy statement/prospectus that Crescent will file with the SEC or any other documents that Crescent may file with the SEC or send to its stockholders in connection with the Business Combination. When completed, Crescent will mail a definitive proxy statement to its stockholders in connection with Crescent’s solicitation of proxies for the special meeting of Crescent’s stockholders to be held to approve the Business Combination. This communication does not contain all the information that should be considered concerning the Business Combination, including relevant risk factors that may be included in the preliminary or definitive proxy statement/prospectus. It is not intended to provide the basis for any investment decision or any other decision in respect to the Business Combination. Crescent’s stockholders and other interested persons are urged to read Crescent’s proxy statement/prospectus, when available and any other relevant documents that are filed or furnished or will be filed or will be furnished with the SEC, as well as any amendments or supplements to these documents, carefully and in their entirety before making any voting or investment decision with respect to the Business Combination, as these materials will contain important information about Crescent, related matters and the parties to Crescent. A copy of the definitive proxy statement/prospectus will be sent when available to all stockholders of record of Crescent seeking the required stockholder approvals. Investors and stockholders can obtain free copies of the proxy statement/prospectus, when available and other documents filed with the SEC by Crescent through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders can obtain free copies of the proxy statement, when available from Crescent by accessing the Crescent’s website at https://www.crescentspac.com.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to sell or purchase, nor the solicitation of an offer to buy or sell any securities, nor is it a solicitation of any vote, consent, or approval in any jurisdiction pursuant to or in connection with the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company and Crescent, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of Crescent’s stockholders in respect of the Business Combination. Information about the directors and executive officers of Crescent is set forth in Crescent’s Form 10-K for the year ended December 31, 2019. Information about the directors and executive officers of LiveVox and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, will be set forth in Crescent’s proxy statement/prospectus relating to the Business Combination. Investors may obtain additional information about the interests of such participants by reading such proxy statement/prospectus, when available.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

For the years ended December 31, 2019 and 2018

ASSETS	2019	2018
Current assets:
Cash	$14,909,683	$15,411,594
Restricted Cash, current	171,324	—
Accounts receivable, net	16,387,679	11,747,746
Deferred Sales Commissions, current	1,028,327	708,504
Prepaid Expenses and other current assets	2,430,245	2,229,154

Total Current Assets	34,927,258	30,096,998
Property and equipment, net	4,336,944	4,333,201
Goodwill	47,461,217	42,257,899
Intangible assets, net	22,877,452	20,712,423
Deposits and other	536,989	319,105
Deferred Sales Commissions, net of current	2,494,441	2,104,586
Restricted Cash, net of current portion	1,431,677	—

Total Assets	$114,065,978	$99,824,212

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	2,489,626	1,280,872
Accrued expenses	11,973,445	6,433,525
Deferred revenue, current	738,155	143,450
Current portion of term loan	1,152,124	1,125,000
Current portion of capital lease obligations	739,248	886,610

Total current liabilities	17,092,598	9,869,457
Long Term Liabilities:
Term Loan, net of current portion	55,901,454	42,983,542
Capital lease obligations, net of current portion	367,815	856,433
Deferred tax liability, net	319,737	607,311
Other long-term liabilities	2,105,925	328,083
Deferred revenue, net of current	59,996	—

Total liabilities	75,847,525	54,644,826
Stockholders’ Equity	38,218,453	45,179,386

Total liabilities & Stockholders’ Equity	$114,065,978	99,824,212

Note: LiveVox financial information shown above does not conform to Regulation S-X or PCAOB standards, and such information may not be included, may be adjusted or may be presented differently in filings made with the SEC.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

For the years ended December 31, 2019 and 2018

	2019	2018
Revenue	$92,755,434	$77,177,162
Operating Expenses
Cost of Revenue	38,252,838	33,457,106
Sales and marketing expense	23,035,539	14,568,708
General and administrative expense	16,938,490	9,719,851
Research and development expense	16,606,936	12,357,350
Amortization of identified intangible assets	1,387,708	1,357,142

Total operating expense	96,221,511	71,460,158

Income (loss) from operations	(3,466,077)	5,717,004
Interest expense	3,320,235	3,280,795
Other expense (income), net	(22,353)	144,652

Total other expense, net	3,297,882	3,425,448
Pre-tax income (Loss)	(6,763,959)	2,291,557
Provision for income taxes	149,085	405,745

Net Income (Loss)	$(6,913,044)	$1,885,811

Note: LiveVox financial information shown above does not conform to Regulation S-X or PCAOB standards, and such information may not be included, may be adjusted or may be presented differently in filings made with the SEC.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Comprehensive Income (Loss)

For the years ended December 31, 2019 and 2018

	2019	2018
Net Income (Loss)	$(6,913,044)	$1,885,811
Other Comprehensive Loss
Change in foreign currency translation adjustment, net of tax	(47,889)	(70,123)

Comprehensive Income (Loss)	$(6,960,933)	$1,815,688

Note: LiveVox financial information shown above does not conform to Regulation S-X or PCAOB standards, and such information may not be included, may be adjusted or may be presented differently in filings made with the SEC.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

For the years ended December 31, 2019 and 2018

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Retained Earnings (Accumulated
	Shares	Amount	Capital	Income	Deficit)	Total
Balance at December 31, 2017	1,000	$10	$58,618,673	$(99,944)	$(16,963,358)	$41,555,381
Net Reduction to opening accumulated deficit due to adoption of ASC 340					1,808,317	1,808,317
Foreign currency translation adjustment				(70,123)		(70,123)
Net Income					1,885,811	1,885,811

Balance at December 31, 2018	1,000	10	58,618,673	(170,067)	(13,269,230)	45,179,386
Foreign currency translation adjustment				(47,889)		(47,889)
Net Loss					(6,913,044)	(6,913,044)

Balance at December 31, 2019	1,000	$10	$58,618,673	$(217,956)	$(20,182,274)	$38,218,453

Note: LiveVox financial information shown above does not conform to Regulation S-X or PCAOB standards, and such information may not be included, may be adjusted or may be presented differently in filings made with the SEC.

LIVEVOX HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

For the years ended December 31, 2019 and 2018

	2019	2018
Cash flows provided by operating activities:
Net Income (Loss)	$(6,913,044)	$1,885,811
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,558,900	1,384,419
Amortization of identified intangible assets	3,334,971	3,258,571
Amortization of deferred loan origination costs	153,761	224,984
Amortization of deferred commission costs	889,434	546,926
Bad debt expense	339,532	249,653
Loss on disposition of asset	—	12,710
Deferred income tax benefit (expense)	(287,573)	25,402
Effect of foreign currency translation	(61,900)	19,540
Changes in Assets and Liabilities
Accounts receivable	(4,438,696)	(2,294,786)
Prepaid expenses and other assets	(378,983)	(820,097)
Deferred Sales Commissions	(1,599,112)	(1,490,094)
Accounts payable	966,295	(435,924)
Accrued expenses	5,509,755	1,542,229
Deferred revenue	654,701	(54,282)
Other long-term liabilities	1,777,842	27,383

Net cash provided by operating activities:	1,505,883	4,082,445
Investing activities:
Purchases of property and equipment	(1,139,649)	(670,118)
Acquisition of businesses, net of cash acquired	(11,017,750)	—

Net cash used in investing activities	(12,157,399)	(670,118)
Financing activities:
Proceeds from borrowing on term loans	13,635,024	10,170,563
Repayment on loan payable	(843,750)	(450,000)
Repayments on capital lease obligations	(1,038,668)	(706,039)

Net cash provided by financing activities	11,752,606	9,014,524

Net increase in cash, cash equivalents and restricted cash	1,101,090	12,426,851
Cash, cash equivalents, and restricted cash beginning of period	15,411,594	2,984,743

Cash, cash equivalents, and restricted cash end of period	$16,512,684	$15,411,594

Supplemental disclosure of cash flow information:
Interest paid	$3,328,675	$3,124,667
Income taxes paid	227,564	111,249
Supplemental schedule of noncash investing activities:
Equipment and software acquired under capital lease obligations	$402,688	$1,167,275
Non-Cash Consideration held back in Acquisition	1,603,001	—

Note: LiveVox financial information shown above does not conform to Regulation S-X or PCAOB standards, and such information may not be included, may be adjusted or may be presented differently in filings made with the SEC.